Exhibit 99.1

Media Contact:	FOR IMMEDIATE RELEASE

Tania Kelley
Hennessy Advisors, Inc.
tania@hennessyadvisors.com; 800-966-4354

Hennessy Advisors, Inc. Announces Final Results of Self-Tender Offer

September 25, 2015, Novato, CA  -  Hennessy Advisors, Inc. (NASDAQ:HNNA) today announced the final results of its self-tender offer to repurchase up to 1,000,000 shares of its outstanding common stock, which expired at 5:00 P.M., Eastern Time, on September 18, 2015.

In accordance with the terms and conditions of the self-tender offer, Hennessy Advisors has accepted for purchase a total of 1,000,000 shares of its common stock, representing approximately 17% of its issued and outstanding shares as of August 19, 2015, at a purchase price of $25.00 per share. Payment for the shares accepted for purchase under the self-tender offer will be made promptly, at a total cost to the company of $25,000,000, excluding fees and expenses related to the offer.

Based on the final count by Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., the Depositary for the self-tender offer, an aggregate of 1,805,122 shares were properly tendered and not properly withdrawn. Because more than 1,000,000 shares of common stock were properly tendered and not properly withdrawn, the self-tender offer was oversubscribed.  Therefore, pursuant to the terms of the self-tender offer, shares were accepted for purchase on a pro rata basis, except for tenders of odd lots, which were accepted in full, and except for certain conditional tenders automatically regarded as withdrawn pursuant to the terms of the self-tender offer.  Computershare has informed the company that the final proration factor for the self-tender offer, after giving effect to the priority for odd lots and certain conditional tenders automatically regarded as withdrawn, is approximately 53.3%.  Hennessy Advisors will promptly pay for the shares accepted for purchase and return to tendering shareholders any shares tendered and not purchased.

Hennessy Advisors expects to have approximately 5,046,628 shares of its common stock outstanding immediately following consummation of the self-tender offer. The total number of shares purchased in the self-tender offer includes 251,373 shares tendered by the Chairman of the Board, President and Chief Executive Officer of the company, Neil J. Hennessy, and an aggregate of 86,909 shares tendered by the firm’s other officers and directors.

Hennessy Advisors may purchase additional shares in the future in the open market subject to market conditions and in private transactions, tender offers or otherwise.  Under applicable securities laws, however, the company may not repurchase any shares until October 2, 2015.  Whether the company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this self-tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the company considers relevant.

Hennessy Advisors retained Computershare as the Depositary for the self-tender offer, and Georgeson, Inc. as the Information Agent.  All questions regarding this self-tender offer should be directed to Georgeson, Inc. at 1-800-932-9864 (toll free).

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information
This press release is for information purposes only and nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.